FOR IMMEDIATE RELEASE
November 3, 2021
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER 2021 RESULTS

•Earnings per share ("EPS")* was $0.71 for the third quarter of 2021, an increase of $0.15, or 26.8 percent, compared to $0.56 for the third quarter of 2020
•Year-to-date earnings increased to $3.45 per share from $2.97, for the prior year
•Natural gas organic growth and pipeline expansions, regulatory initiatives and contributions from 2020 and 2021 acquisitions generated $2.7 million and $14.2 million in additional gross margin during the third quarter and year-to-date, respectively
•Continued return toward pre-pandemic conditions increased consumption compared to 2020
•Completed construction of the Company’s first Renewable Natural Gas transportation project
•Continued focus on organic growth and expansion projects as well as our ESG initiatives, including renewable energy opportunities focused on enhancing sustainability within our local communities
•Executed first sustainability linked financing arrangement during the third quarter of 2021
•Total assets exceeded $2 billion at September 30, 2021

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the third quarter of 2021. The Company's net income for the quarter ended September 30, 2021 was $12.5 million, or $0.71 per share, compared to $9.3 million, or $0.56 per share, for the same quarter of 2020. Net income for the nine months ended September 30, 2021 was $60.8 million, or $3.45 per share, compared to $49.1 million, or $2.97 per share, for the same period of 2020.

Higher earnings for the third quarter of 2021 reflected natural gas growth in the Company's transmission and distribution businesses, improved propane margins, contributions from the 2020 and 2021 acquisitions, as well as a return toward pre-pandemic consumption levels as states of emergencies have been gradually lifted in the Company's service territories.

On a year-to-date basis, earnings were impacted by the positive factors noted above, as well as a return toward more normal weather.

“Our team continued to deliver strong performance during the third quarter which, when added to their efforts for the first half of the year, positions us well for the final quarter of the year. Our double digit earnings for both the quarter and year-to-date was attributable to strong margin growth across the Company, generated from higher consumption as volumes resumed closer to pre-pandemic levels, new margin from pipeline expansion projects, organic natural gas distribution customer growth, contributions from Elkton Gas and Western Natural Gas, increased propane margins per gallon and margins from Aspire Energy and Marlin Gas Services. Not only is the third quarter typically the lowest contributing quarter of the year, but third quarter 2020 included a cumulative margin adjustment for the Hurricane
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Michael settlement. Even with this timing difference from 2020, our third quarter 2021 EPS was 26.8 percent higher than third quarter 2020 EPS," commented Jeff Householder, President and CEO. "We have also achieved two significant milestones because of our team's efforts, completing our first Renewable Natural Gas transportation project and securing our first sustainability linked financing. These projects are only a sample of the many sustainable energy delivery projects being pursued across the organization to drive increased shareholder value. Because of these opportunities, we believe that Chesapeake Utilities is uniquely positioned as we head into the final stretch of 2021 and beyond,” Householder added.

In March 2020, the U.S. Centers for Disease Control and Prevention ("CDC") declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States in 2020 which have continued throughout 2021. Chesapeake Utilities is considered an “essential business,” which has allowed the Company to continue operational activities and construction projects while adhering to the safety procedures intended to limit the spread of the virus. At this time, restrictions continue to be lifted as vaccines have become widely available in the United States. For example, the state of emergency in Florida was terminated in May 2021 followed by Delaware and Maryland in July 2021, resulting in reduced restrictions. The expiration of the states of emergency in the Company's service territories has also concluded the ability to defer incremental pandemic related costs for consideration through the applicable regulatory process. Despite these positive state orders and in light of the continued emergence and growing prevalence of new variants of COVID-19, the Company continues to operate under its pandemic response plan, monitor developments affecting employees, customers, suppliers, stockholders and take all precautions warranted to operate safely and to comply with the CDC, and the Occupational Safety and Health Administration, in order to protect its employees, customers and the communities it serves.

Capital Expenditures Forecast and Earnings Guidance Update

In February 2021, the Company updated and extended its capital expenditures and EPS forecasts through 2025. The included initiating new five-year capital expenditures guidance from 2021 through 2025, of $750 million to $1 billion and consequently amending and extending EPS guidance to $6.05-$6.25 for 2025. The Company continues to review its projections and remains supportive of this guidance.

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Operating Results for the Quarters Ended September 30, 2021 and 2020

Consolidated Results

	Three Months Ended
	September 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$79,971	$79,508	$463	0.6%
Depreciation, amortization and property taxes	21,165	22,976	(1,811)	(7.9)%
Other operating expenses	38,693	39,126	(433)	(1.1)%
Operating income	$20,113	$17,406	$2,707	15.6%

Operating income during the third quarter of 2021 was $20.1 million, an increase of $2.7 million, or 15.6 percent, compared to the same period in 2020. During the third quarter of 2020, the Company settled the Hurricane Michael limited proceeding which resulted in $1.9 million in operating income being recognized which related to the first and second quarters of 2020. Excluding the absence of this timing difference, operating income increased $4.6 million compared to the third quarter of 2020. Higher performance in the third quarter of 2021 was generated from continued pipeline expansion projects, contributions from the 2020 acquisitions of Elkton Gas Company ("Elkton Gas") and Western Natural Gas Company ("Western Natural Gas"), higher margins from consumption returning toward pre-pandemic levels, natural gas distribution growth, increased propane margins, and margin growth from increased investment in the Florida Gas Reliability Infrastructure Program ("GRIP"). The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, including payroll, benefits and other employee-related expenses. These expense increases were largely offset by $3.0 million of lower pandemic related costs and the establishment of regulatory assets for COVID-19 expenses.

Regulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$65,102	$66,491	$(1,389)	(2.1)%
Depreciation, amortization and property taxes	17,215	19,617	(2,402)	(12.2)%
Other operating expenses	24,349	26,392	(2,043)	(7.7)%
Operating income	$23,538	$20,482	$3,056	14.9%

Operating income for the Regulated Energy segment for the third quarter of 2021 was $23.5 million, an increase of $3.1 million, or 14.9 percent, over the same period in 2020. During the third quarter of 2020, the Company settled the Hurricane Michael limited proceeding which resulted in $1.9 million in operating income being recognized which related to the first and second quarters of 2020. Excluding this timing difference, operating income increased $5.0 million compared to the third quarter of 2020. Higher operating income reflects continued pipeline expansions by Eastern Shore and Peninsula Pipeline, increased consumption from a return toward pre-pandemic consumption levels, organic growth in the Company's natural gas distribution businesses, and operating results from the Elkton Gas and Escambia Meter Station acquisitions completed in 2020 and 2021, as well as lower expenses. Operating expenses decreased by $3.0 million compared to the prior year quarter due to a lower level of overall pandemic related costs compared to 2020 and the establishment of regulatory assets for COVID-19 expenses as authorized by the PSCs.
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The key components of the decrease in gross margin are shown below:

(in thousands)
Margin impact from the Hurricane Michael regulatory proceeding settlement (includes the absence of first and second quarter 2020 impact recorded in the third quarter of 2020)	$(5,507)
Eastern Shore and Peninsula Pipeline service expansions	795
Improved margin from electric operations	653
Natural gas growth (excluding service expansions)	620
Margin contribution from 2020 and 2021 acquisitions	483
Florida GRIP	475
Increased customer consumption - primarily due to a return toward pre-pandemic conditions	314
Eastern Shore capital surcharge	304
Other variances	474
Quarter-over-quarter decrease in gross margin	$(1,389)

The major components of the decrease in other operating expenses are as follows:

(in thousands)
Regulatory deferral of COVID-19 expenses per PSCs orders	$(2,437)
Net reduction in expenses associated with the COVID-19 pandemic	(546)
Payroll, benefits and other employee-related expenses due to growth	612
Operating expenses from the Elkton Gas acquisition	204
Other variances	124
Quarter-over-quarter decrease in other operating expenses	$(2,043)

Unregulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$14,897	$13,068	$1,829	14.0%
Depreciation, amortization and property taxes	3,921	3,326	595	17.9%
Other operating expenses	13,859	12,834	1,025	8.0%
Operating income (loss)	$(2,883)	$(3,092)	$209	6.8%

Operating results for the Unregulated Energy segment for the third quarter of 2021 increased by $0.2 million, compared to the same period in 2020. The operating results for this segment typically exhibit seasonality with the first and fourth quarters producing higher results due to colder temperatures. The results for the third quarter are not indicative of the results for the entire year.

Higher operating results during the third quarter were driven by increased propane margins, contributions from the Company's acquisition of Western Natural Gas and margin improvement from Aspire Energy of Ohio ("Aspire Energy") as well as increased consumption in the propane businesses as volumes continue returning toward pre-pandemic levels. Increased operating results were partially offset by higher operating expenses, depreciation, amortization and property taxes related to recent capital investments, and expenses associated with Western Natural Gas.
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The major components contributing to the change in gross margin are shown below:

(in thousands)
Propane Operations
Increased retail propane margins and service fees	$751
Western Natural Gas acquisition (completed in October 2020)	372
Increased wholesale propane margins	243
Increased customer consumption - primarily due to a return toward pre-pandemic conditions	222
Increased customer consumption - primarily weather related	122
Aspire Energy
Increased margin including improvements from natural gas liquid processing	320
Other variances	(201)
Quarter-over-quarter increase in gross margin	$1,829

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses due to growth	$427
Operating expenses from the Western Natural Gas acquisition	273
Net increase in operating expenses associated with a return toward pre-pandemic conditions	123
Other variances	202
Quarter-over-quarter increase in other operating expenses	$1,025

Operating Results for the Nine Months Ended September 30, 2021 and 2020

Consolidated Results

	Nine Months Ended
	September 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$281,241	$253,418	$27,823	11.0%
Depreciation, amortization and property taxes	62,407	57,103	5,304	9.3%
Other operating expenses	124,546	118,797	5,749	4.8%
Operating income	$94,288	$77,518	$16,770	21.6%

Operating income during the first nine months of 2021 was $94.3 million, an increase of $16.8 million, or 21.6 percent, compared to the same period in 2020. The growth in 2021 reflects increased consumption driven primarily by colder weather compared to the same period of 2020, expansion projects and acquisitions completed in 2020 and 2021. Further contributing to the improved performance in the first nine months of 2021 was organic growth, consumption returning toward pre-pandemic levels, increased propane margins, increased margins from investment in the Florida GRIP program, and the impact of the Hurricane Michael regulatory proceeding settlement. These margin increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives and a return towards pre-pandemic operating levels,
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including payroll, benefits and other employee-related expenses and outside services costs. The operating expense increases were partially offset by $2.3 million decrease in pandemic related costs compared to 2020 and the establishment of regulatory assets for COVID-19 expenses as approved by the PSCs.

Regulated Energy Segment

	Nine Months Ended
	September 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$209,718	$191,745	$17,973	9.4%
Depreciation, amortization and property taxes	50,794	47,144	3,650	7.7%
Other operating expenses	79,714	78,225	1,489	1.9%
Operating income	$79,210	$66,376	$12,834	19.3%

Operating income for the Regulated Energy segment for the first nine months of 2021 was $79.2 million, an increase of $12.8 million, or 19.3 percent, over the same period in 2020. Higher operating income reflects continued pipeline expansions by Eastern Shore and Peninsula Pipeline, operating results from the Elkton Gas and Escambia Meter Station acquisitions completed in 2020 and 2021, and increased consumption from a return toward pre-pandemic consumption levels. Further contributing to the operating income growth was margin from organic growth in the Company's natural gas distribution businesses and increased consumption driven primarily by colder weather compared to the same period of 2020. These margin increases were offset by higher depreciation, amortization and property taxes, including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement, expenses associated with Elkton Gas, and higher other operating expenses. The operating expense increases were partially offset by $2.5 million associated with a reduction in pandemic related costs compared to 2020 and the establishment of regulatory assets for COVID-19 expenses as approved by the PSCs.

The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions	$6,037
Margin contribution from 2020 and 2021 acquisitions	2,624
Natural gas growth (excluding service expansions)	2,237
Increased customer consumption - primarily due to a return toward pre-pandemic conditions	2,112
Increased customer consumption - primarily weather related	1,510
Florida GRIP	1,408
Improved margin from electric operations	931
Sandpiper Energy infrastructure rider associated with conversions	624
Other variances	490
Period-over-period increase in gross margin	$17,973

The major components of the increase in other operating expenses are as follows:

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(in thousands)
Payroll, benefits and other employee-related expenses due to growth	$2,601
Operating expenses from the Elkton Gas acquisition	1,238
Net increase in operating expenses associated with a return toward pre-pandemic conditions	853
Regulatory deferral of COVID-19 expenses per PSCs orders	(3,312)
Other variances	109
Period-over-period increase in other operating expenses	$1,489

Unregulated Energy Segment

	Nine Months Ended
	September 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$71,625	$61,883	$9,742	15.7%
Depreciation, amortization and property taxes	11,552	9,869	1,683	17.1%
Other operating expenses	44,296	40,964	3,332	8.1%
Operating income	$15,777	$11,050	$4,727	42.8%

Operating income for the Unregulated Energy segment for the nine months ended September 30, 2021 was $15.8 million, an increase of $4.7 million, or 42.8 percent, over the same period in 2020. Higher operating income resulted from increased consumption driven primarily by colder weather compared to the same period in 2020, higher retail propane margins per gallon, and contributions from the acquisition of the Western Natural Gas propane assets. These margin increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments, increased payroll and benefits costs, new expenses associated with Western Natural Gas and higher other operating expenses.

The major components of the increase in gross margin are shown below:

(in thousands)
Propane Operations
Increased customer consumption - primarily weather related	$3,823
Increased retail propane margins and service fees	2,403
Western Natural Gas acquisition (completed in October 2020)	1,312
Increased wholesale propane margins per gallon	309
Marlin Gas Services
Increased demand for CNG services	337
Aspire Energy
Increased customer consumption - primarily weather related	1,152
Improved margin including natural gas liquid processing	897
Other variances	(491)
Period-over-period increase in gross margin	$9,742

The major components of the increase in other operating expenses are as follows:
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(in thousands)
Payroll, benefits and other employee-related expenses due to growth	$1,170
Operating expenses from the Western Natural Gas acquisition	880
Net increase in operating expenses associated with a return toward pre-pandemic conditions	406
Insurance expense (non-health)	404
Other variances	472
Period-over-period increase in other operating expenses	$3,332

*Unless otherwise noted, EPS information is presented on a diluted basis.

**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.

Environmental, Social and Governance Initiatives

Environmental, Social and Governance ("ESG") initiatives are embedded within Chesapeake Utilities culture and are an integral part of our strategy. ESG is at the core of our well-established culture and our informed business decisions. Over the years, we have reduced our greenhouse gas emissions, while responsibly growing our businesses. We have also helped to accelerate the reduction of emissions by many of our customers. Our combined efforts have enhanced the sustainability of our local communities. We look forward to publishing our inaugural Corporate Responsibility and Sustainability Report. Below we have highlighted several of Chesapeake Utilities initiatives in each area of ESG:

Advancing Environmental Initiatives
Our three-part action plan continues to make progress. We are pursuing a three-part action plan that supports decarbonization and a lower carbon energy future. First, we are taking actions that will continue to reduce our greenhouse gas emissions. For example, we have largely completed our Florida GRIP to replace older portions of our natural gas distribution system. The remaining capital expenditures associated with this program will be invested through 2022. Our Elkton Gas subsidiary also reached a settlement agreement with the Maryland PSC to accelerate its Aldyl-A pipeline replacement program and to recover the costs of the plan in the form of a fixed charge rider through a 5-year surcharge. Throughout our pipeline system, we have also implemented improved emission detection technology at our pipeline compressor stations.

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The second component of our action plan is providing services and support to our customers who are reducing their greenhouse gas emissions. Our extension from Eastern Shore's Del-Mar Energy Pathway Project, which was recently completed, brings natural gas to our distribution system in Somerset County, Maryland for the first time. As part of this project, our services will support the conversion by two significant industrial customers in Somerset County from less environmentally friendly fuel sources, including in one case, wood chips. Similarly, several of our commercial customers continue to convert their vehicle fleet to compressed natural gas or propane, further reducing their greenhouse gas emissions and positively impacting the environment.

We continue to see significant demand for new natural gas service in both our Delmarva and Florida territories, with our growth rates more than double the industry’s growth rates. In many of our local markets, natural gas is a cleaner fuel option than alternative energy sources. Natural gas is an important component of the country’s energy transition and we are committed to responsibly expanding the infrastructure in our growing service areas.

These same markets are also presenting renewable natural gas ("RNG") opportunities with ongoing projects to transform landfill, food, dairy and poultry waste into usable energy. The development of several RNG projects is the third component of our action plan. Our participation in these projects extends from transporting the RNG to market by pipeline or our Marlin Gas Services compressed natural gas trailers, to potential investments in biogas plants and, in some cases, the solar energy facilities to provide electricity to the plants and significantly improve the RNG carbon intensity score. In October 2021, we completed construction of the Noble Road Landfill Renewable Natural Gas pipeline project. This is our first RNG transportation project and when combined with our previously announced projects will expand our ability to utilize RNG in our services territories. We are continuing to actively consider other renewable projects and the potential of increasing the number of RNG projects in our diversified energy portfolio. We are committed to remaining disciplined in our approach by pursuing projects that meet our return thresholds and strategic goals.

We also have several other initiatives underway, including plans to add additional small solar facilities along our system, and our participation in a pilot program to blend hydrogen into the natural gas distribution system that serves our Eight Flags combined heat and power plant. We are optimistic about this pilot program and believe that hydrogen will continue to gain in efficiency and become more price competitive over time.

To finance these projects, we are working with many of our key banking partners to utilize sustainable financing capacity at attractive pricing. Just recently, we secured $9.6 million in sustainability linked financing from Bank of America to fund capital investments in energy delivery solutions provided by our subsidiary, Marlin Gas Services.

Advancing Social Initiatives
Promoting equity, diversity and inclusion (“EDI”). Our success is the direct result of our employees and our strong culture that fully engages our team and promotes equity, diversity, inclusion, integrity, accountability and reliability. During the third quarter, we were recognized as a Top Workplace in Delaware for the 10th consecutive year. This follows recognition as a Top Workplace nationally earlier in the year. These recognitions are a testament to our employees’ commitment to excellence.

We believe that a combination of diverse team members and an inclusive culture contributes to the success of our Company and to enhanced societal advancement. During the third quarter, we were very excited to hire William Hughston as Vice President and Chief Human Resources Officer. Mr. Hughston brings tremendous EDI experience to the team, including drawing from his previous experiences and prior role as Chief Diversity Officer. Additionally, in October 2021, we announced the addition of our third
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female Director to our Board of Directors, Lisa Bisaccia. Ms. Bisaccia's addition continues our steady progress of gender and ethnic diversity that represents the communities we serve. Our Board of Directors includes, three female directors, an African American Director and a Director who is of Middle Eastern descent.

We established an EDI Council in 2020, complementing and broadening the work of the Women in Energy group started years ago. The Council oversees our efforts to improve diversity in recruitment, employee development and advancement, cultural awareness and related policies. These efforts are expanded through the broad reach of our six Employee Resource Groups and other partnerships we have in the community. Employees have access to communications and on-demand learning sessions on an array of topics, including equity, diversity and inclusion, through our “EDI Wise” webinars. We have also expanded our supplier diversity program to gather information that will enable us to further expand, measure and report on the diversity of our suppliers and associated spend.

Safety at the center of Chesapeake Utilities culture and the way we do business. There is nothing more important than the safety of our team, our customers and our communities. The importance of safety is exhibited throughout our organization, with the direction and tone set by the Board of Directors and our President and Chief Executive Officer. Employees are required to attend monthly safety meetings and incorporate safety moments at operational and other meetings. Thus far in 2021, four of our business units have been recognized with awards from the American Gas Association for their commitment to safety.

The achievement of superior safety performance is both an important short and long-term strategic initiative in managing our operations. Our new state-of-the-art training center, named ‘Safety Town,’ provides employees hands-on training and simulated on-the-job field experiences, further developing our team and enhancing the reliability and integrity of our systems. Safety Town has also expanded our community outreach by offering safety training to many regional first responders. Our second Safety Town facility will be located in Florida and is in the final stages of planning.

Advancing Governance Initiatives
Commitment to sound governance practices. Consistent with our culture of teamwork, the broad responsibility of ESG stewardship is supported across our organization by the dedication and efforts of the Board and its Committees, as well as the entrepreneurship and dedication of our team. As stewards of long-term enterprise value, the Board is committed to overseeing the sustainability of the Company. The Board and Corporate Governance Committee annually review our corporate governance documents and practices to ensure that they provide the appropriate framework under which we operate. In recent years, we have received national recognition as the Governance Team of the Year, and just this year were also recognized as Best for Corporate Governance Among North American Utilities by Ethical Boardroom magazine. To learn more about our corporate governance practices and transparency, stakeholder engagement, the experience and diversity of our Board members, and our Business Code of Ethics and Conduct, which highlights our commitment to the highest ethical standards and the importance of engaging in sustainable practices, please view our Proxy Statement filed with the Securities and Exchange Commission on March 22, 2021. Additionally, please view Chesapeake Utilities' news releases and historical quarterly earnings conference calls for additional discussions on ESG and our sustainability practices.

Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2020 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2021, for further information on the risks and uncertainties related to the Company’s forward-looking statements.
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Conference Call

Chesapeake Utilities will host a conference call on Thursday, November 4, 2021 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three and nine ended September 30, 2021. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2021 Third Quarter Results Conference Call. To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas services; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gross Margin
Regulated Energy segment	$65,102	$66,491	$209,718	$191,745
Unregulated Energy segment	14,897	13,068	71,625	61,883
Other businesses and eliminations	(28)	(51)	(102)	(210)
Total Gross Margin	$79,971	$79,508	$281,241	$253,418

Operating Income
Regulated Energy segment	$23,538	$20,482	$79,210	$66,376
Unregulated Energy segment	(2,883)	(3,092)	15,777	11,050
Other businesses and eliminations	(542)	16	(699)	92
Total Operating Income	20,113	17,406	94,288	77,518
Other income (expense), net	339	(40)	2,180	2,997
Interest Charges	4,975	4,584	15,134	15,452
Income from Continuing Operations Before Income Taxes	15,477	12,782	81,334	65,063
Income Taxes on Continuing Operations	2,993	3,502	20,563	16,082
Income from Continuing Operations	12,484	9,280	60,771	48,981
Income (Loss) from Discontinued Operations, Net of Tax	(9)	(19)	(17)	165
Net Income	$12,475	$9,261	$60,754	$49,146

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.71	$0.56	$3.46	$2.97
Earnings from Discontinued Operations	—	—	—	0.01
Basic Earnings Per Share of Common Stock	$0.71	$0.56	$3.46	$2.98

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.71	$0.56	$3.45	$2.96
Earnings from Discontinued Operations	—	—	—	0.01
Diluted Earnings Per Share of Common Stock	$0.71	$0.56	$3.45	$2.97

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Financial Summary Highlights

Key variances in continuing operations, between the third quarter of 2021 and the third quarter of 2020, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2020 Reported Results from Continuing Operations	$12,782	$9,280	$0.56

Adjusting for Unusual Items:
Absence of timing of Hurricane Michael Settlement (first and second quarter 2020 impacts recorded in the third quarter of 2020)	(1,933)	(1,444)	(0.08)
Regulatory deferral of COVID-19 expenses per PSCs orders	2,437	1,821	0.10
Favorable income tax impact associated the CARES Act recognized during the third quarter of 2021	—	922	0.05
	504	1,299	0.07

Increased (Decreased) Gross Margins:
Increased retail propane margins and fees	994	743	0.04
Margin contributions from 2020 and 2021 acquisitions*	855	638	0.04
Eastern Shore and Peninsula Pipeline service expansions*	795	594	0.03
Improved margin from electric operations	653	488	0.03
Natural gas growth (excluding service expansions)	620	463	0.03
Increased customer consumption - primarily due to a return toward pre-pandemic conditions	536	400	0.02
Florida GRIP*	475	355	0.02
	4,928	3,681	0.21

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to new capital investments	(1,715)	(1,281)	(0.07)
Payroll, benefits and other employee-related expenses	(1,317)	(984)	(0.06)
Operating expenses for Elkton Gas and Western Natural Gas acquisitions	(531)	(397)	(0.02)
Net reduction in expenses associated with the COVID-19 pandemic	608	454	0.03
	(2,955)	(2,208)	(0.12)

Other income tax effects	—	269	0.02
Net other changes	218	163	—
Change in shares outstanding due to 2020 and 2021 equity offerings	—	—	(0.03)
	218	432	(0.01)
Third Quarter of 2021 Reported Results from Continuing Operations	$15,477	$12,484	$0.71
*See the Major Projects and Initiatives table.

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Key variances in continuing operations, between the nine months ended September 30, 2021 and the nine months ended September 30, 2020, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine Months Ended September 30, 2020 Reported Results from Continuing Operations	$65,063	$48,981	$2.96

Adjusting for Unusual Items:
Regulatory deferral of COVID-19 expenses per PSCs orders	3,312	2,437	0.14
Gains from sales of assets	(1,563)	(1,150)	(0.07)
Net impact of CARES Act items recognized during the second quarter of 2020 and third quarter of 2021	—	(748)	(0.06)
	1,749	539	0.01
Increased (Decreased) Gross Margins:
Increased customer consumption - primarily weather related	6,485	4,772	0.27
Eastern Shore and Peninsula Pipeline service expansions*	6,037	4,442	0.25
Margin contributions from 2020 and 2021 acquisitions*	3,936	2,896	0.16
Increased propane margins and fees	2,712	1,995	0.11
Increased customer consumption - primarily due to a return toward pre-pandemic conditions	2,280	1,677	0.10
Natural gas growth (excluding service expansions)	2,237	1,646	0.09
Florida GRIP*	1,408	1,036	0.06
Improved margin from electric operations	931	685	0.04
Aspire Energy improved margin including natural gas liquid processing	897	660	0.04
Sandpiper infrastructure rider associated with conversions	624	459	0.04
	27,547	20,268	1.16

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to new capital investments	(5,802)	(4,269)	(0.24)
Payroll, benefits and other employee-related expenses due to growth	(4,679)	(3,443)	(0.20)
Operating expenses for Elkton Gas and Western Natural Gas acquisitions	(2,499)	(1,839)	(0.10)
Net increase in operating expenses associated with a return toward pre-pandemic conditions	(969)	(713)	(0.04)
Insurance expense (non-health)	(420)	(309)	(0.02)
	(14,369)	(10,573)	(0.60)

Other income tax effects	—	554	0.03
Net other changes	1,344	1,002	0.07
Change in shares outstanding due to 2020 and 2021 equity offerings	—	—	(0.18)
	1,344	1,556	(0.08)
Nine Months Ended September 30, 2021 Reported Results from Continuing Operations	$81,334	$60,771	$3.45
*See the Major Projects and Initiatives table.

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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Nine Months Ended		Year Ended	Estimate for
Project/Initiative	September 30,		September 30,		December 31,	Fiscal
in thousands	2021	2020	2021	2020	2020	2021	2022
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$1,175	$1,020	$3,515	$2,988	$4,167	$4,811	$5,227
Del-Mar Energy Pathway (1) (2)	1,049	924	2,854	1,565	2,462	4,578	6,708
Callahan Intrastate Pipeline (2) (3)	1,893	1,378	5,673	1,452	2,926	7,564	7,564
Guernsey Power Station	47	—	141	—	—	404	1,486
Winter Haven Expansion	—	—	—	—	—	—	658
Beachside Pipeline Extension	—	—	—	—	—	—	—
Total Pipeline Expansions	4,164	3,322	12,183	6,005	9,555	17,357	21,643

CNG Transportation	1,598	1,592	5,383	5,047	7,231	7,300	8,500

RNG Transportation	—	—	—	—	—	86	1,000

Acquisitions:
Elkton Gas	590	357	2,648	357	1,344	3,900	4,113
Western Natural Gas	372	—	1,312	—	389	2,066	2,251
Escambia Meter Station	250	—	333	—	—	583	1,000
Total Acquisitions	1,212	357	4,293	357	1,733	6,549	7,364

Regulatory Initiatives:
Florida GRIP	4,306	3,831	12,543	11,135	15,178	16,950	18,797
Hurricane Michael regulatory proceeding	3,264	8,261	8,984	8,261	10,864	11,014	11,014
Capital Cost Surcharge Programs	433	129	690	389	523	1,186	1,985
Elkton Gas STRIDE Plan	—	—	—	—	—	45	299
Total Regulatory Initiatives	8,003	12,221	22,217	19,785	26,565	29,195	32,095

Total	$14,977	$17,492	$44,076	$31,194	$45,084	$60,487	$70,602

(1) Includes gross margin generated from interim services.
(2) Includes gross margin from natural gas distribution services.
(3) Prior quarter amounts have been revised to conform to the current period presentation.

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Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.2 million and $0.5 million, in additional gross margin for the three and nine months ended September 30, 2021, respectively, compared to the prior year periods. The Company expects to complete the remainder of the project in phases through the fourth quarter of 2021, and estimates that the project will generate gross margin of $4.8 million in 2021 and $5.2 million annually thereafter.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission ("FERC") issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore recently completed this project. The new facilities will: (i) ensure an additional 14,300 Dekatherms per day ("Dts/d") of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction of the project began in January 2020, and interim services in advance of this project generated additional gross margin of $0.1 million and $1.3 million for the three and nine months ended September 30, 2021, respectively. The estimated annual gross margin from this project, including initial natural gas distribution service in Somerset County, Maryland, is approximately $4.6 million in 2021 and $6.7 million annually thereafter.

Callahan Intrastate Pipeline
Peninsula Pipeline completed the construction of a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida in June 2020. The 26-mile pipeline serves growing demand for energy in both Nassau and Duval Counties. For the three and nine months ended September 30, 2021, the project generated $0.5 million and $4.2 million, respectively, in additional gross margin, which includes margin from natural gas distribution service. The estimated annual gross margin from this project, including natural gas distribution service, is approximately $7.6 million in 2021 and beyond.

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. In the second quarter of 2021, Aspire Energy Express commenced construction of the gas transmission facilities to provide the firm transportation service to the power generation facility. For the nine months ended September 30, 2021, the Company recognized approximately $0.1 million, slightly lower than originally estimated as a result of a construction delay in the project. The project is expected to be in service in the fourth quarter of 2021, and produce gross margin of approximately $0.4 million in 2021 and $1.5 million in 2022 and beyond.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with Central Florida Gas ("CFG") for an incremental 6,800 Dts/d of firm service in the Winter Haven, Florida, area. As part of this agreement, Peninsula Pipeline will construct a new interconnect with Florida Gas Transmission Company and a new regulator station for CFG. CFG will use the additional firm service to support new incremental load due to growth in the area, including providing service, most immediately, to a new can manufacturing facility, as well as reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG is also extending its distribution system to connect to the new station. The Company expects this expansion to generate additional gross margin of $0.7 million beginning in 2022 and beyond.

Beachside Pipeline Extension
In June 2021, Peninsula Pipeline and Florida City Gas entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida, area east under the Intercoastal Waterway and southward
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on the barrier island. The Company expects this expansion to generate additional annual gross margin of $2.5 million in 2023 and beyond.

CNG Transportation

Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. Marlin Gas Services generated additional gross margin of $0.3 million for the nine months ended September 30, 2021 as compared to the same period in 2020. The Company estimates that Marlin Gas Services will generate annual gross margin of approximately $7.3 million in 2021 and $8.5 million in 2022, with the potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and RNG transportation opportunities from diverse supply sources to various pipeline interconnection points, as further outlined below.

RNG Transportation

Noble Road Landfill RNG Project
In September 2020, Fortistar and Rumpke Waste & Recycling announced commencement of construction of the Noble Road Landfill RNG Project in Shiloh, Ohio. The project includes the construction of a new state-of-the-art facility that will utilize advanced, patented technology to treat landfill gas by removing carbon dioxide and other components to purify the gas and produce pipeline quality RNG. In October 2021, the Company announced that Aspire Energy had completed construction of its Noble Road Landfill RNG pipeline project, a 33.1-mile pipeline, which will transport RNG generated from the landfill to Aspire Energy’s pipeline system, displacing conventionally produced natural gas. In conjunction with this expansion, Aspire Energy also upgraded an existing compressor station and installed two new metering and regulation sites. Once flowing, the RNG volume will represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

Bioenergy DevCo
In June 2020, the Company and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract RNG from poultry production waste. BDC and the Company are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

Marlin Gas Services will transport the RNG source created from the organic waste from the BDC facility to an Eastern Shore interconnection, where the sustainable fuel will be introduced into the Company’s transmission system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring RNG to the Company's Delmarva natural gas operations. As part of this partnership, the Company will transport the RNG produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region. Eastern Shore and Marlin Gas Services, will transport the RNG from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company expects to generate $0.1 million in 2021 in incremental margin from these RNG transportation projects beginning in 2021. Timing of incremental margin from RNG transportation projects is dependent upon the construction schedules of each project. As the Company continues to finalize contract terms and completes the necessary permitting associated with each of these projects, additional information will be provided regarding incremental margin. In addition to these projects, the Company is continuing to pursue other RNG projects that provide opportunities for the Company across the entire value chain.

Acquisitions

Elkton Gas
In July 2020, the Company closed on the acquisition of Elkton Gas, which provides natural gas distribution service to approximately 7,000 residential and commercial customers within a franchised area of Cecil County, Maryland. The
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purchase price was approximately $15.6 million, which included $0.6 million of working capital. Elkton Gas’ territory is contiguous to the Company's franchised service territory in Cecil County, Maryland. For the three and nine months ended September 30, 2021, the Company generated $0.2 million and $2.3 million, respectively, in additional gross margin from Elkton Gas and estimates that this acquisition will generate gross margin of approximately $3.9 million in 2021 and $4.1 million thereafter.

Western Natural Gas
In October 2020, Sharp acquired certain propane operating assets of Western Natural Gas, which provides propane distribution service throughout Jacksonville, Florida and the surrounding communities, for approximately $6.7 million, net of cash acquired. The acquisition was accounted for as a business combination within the Unregulated Energy segment in the fourth quarter of 2020. This acquisition generated $0.4 million and $1.3 million in additional gross margin for the three and nine months ended September 30, 2021, respectively, and Sharp estimates that this acquisition will generate gross margin of approximately $2.1 million in 2021 and grow to $2.3 million of gross margin in 2022, with additional opportunities for growth in the future.

Escambia Meter Station
In June 2021, Peninsula Pipeline purchased the Escambia Meter Station from Florida Power and Light and entered into a Transportation Service Agreement with Gulf Power Company to provide up to 530,000 Dts/d of firm service from an interconnect with Florida Gas Transmission to Florida Power & Light’s Crist Lateral pipeline. Florida Power & Light’s Crist Lateral provides gas supply to their natural gas fired power facility in Pensacola, Florida. The Company generated $0.3 million in additional gross margin in the third quarter of 2021 and estimates that this acquisition will generate gross margin of approximately $0.6 million in 2021 and growing to $1.0 million in 2022.

Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $183.6 million of capital expenditures to replace 337 miles of qualifying distribution mains, including $17.7 million of new pipes during the first nine months of 2021. The Company expects to generate annual gross margin of approximately $17.0 million in 2021, and $18.8 million in 2022.

Hurricane Michael
In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (capital and expenses) through a change in base rates. In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs, and included costs related to Hurricane Dorian.

In September 2019, FPU filed a petition, with the Florida PSC, for approval of its consolidated electric depreciation rates. The petition was joined to the Hurricane Michael docket. The approved rates, which were part of the settlement agreement in September 2020 that is described below, were retroactively applied effective January 1, 2020.

In September 2020, the Florida PSC approved a settlement agreement between FPU and the Office of the Public Counsel regarding final cost recovery and rates associated with Hurricane Michael. Previously, the Florida PSC approved an interim rate increase, subject to refund, effective January 1, 2020, associated with the restoration effort following Hurricane Michael. FPU fully reserved these interim rates, pending a final resolution and settlement of the limited proceeding. The settlement agreement allowed FPU to: (a) refund the over-collection of interim rates through the fuel clause; (b) record regulatory assets for storm costs in the amount of $45.8 million including interest which will be amortized over six years; (c) recover these storm costs through a surcharge for a total of $7.7 million annually; and (d) collect an annual increase in revenue of $3.3 million to recover capital costs associated with new plant and a regulatory asset for the cost of removal and undepreciated plant. The new base rates and storm surcharge were effective on November 1, 2020. The following table summarizes the impact of the Hurricane Michael regulatory proceeding for the three and nine months ended September 30, 2021 and 2020:
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	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020 (1)	2021	2020
Gross Margin	$3,264	$8,261	$8,984	$8,261
Depreciation	(305)	(883)	(913)	(883)
Amortization of regulatory assets	2,079	6,238	6,237	6,238
Operating income	1,490	2,906	3,660	2,906
Amortization of liability associated with interest expense	(293)	(1,132)	(930)	(1,132)
Pre-tax income	1,783	4,038	4,590	4,038
Income tax expense	451	1,106	1,213	1,106
Net income	$1,332	$2,932	$3,377	$2,932

(1) Amounts reflected for the quarter ended September 30, 2020 include the cumulative effect of the Hurricane Michael settlement dating back to January 1, 2020.

Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge which became effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. Eastern Shore expects to produce gross margin of approximately $1.2 million in 2021 and $2.0 million in 2022 from relocation projects, which is ultimately dependent upon the timing of filings and the completion of construction.

Elkton Gas STRIDE Plan
In March 2021, Elkton Gas filed a strategic infrastructure development and enhancement ("STRIDE") plan with the Maryland PSC. The STRIDE plan proposes to increase the speed of Elkton Gas' Aldyl-A pipeline replacement program and to recover the costs of the plan in the form of a fixed charge rider through a proposed 5-year surcharge. Under Elkton Gas’ proposed STRIDE plan, the Aldyl-A pipelines would be replaced by 2023. In June 2021, the Company reached a settlement with the Maryland PSC Staff and the Maryland Office of the Peoples Counsel. The STRIDE plan is expected to go into service in the fourth quarter of 2021 and is expected to generate $0.3 million of additional gross margin in 2022 and $0.4 million annually thereafter.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset will allow the Company to seek recovery of these costs in the next base rate proceedings. In November 2020, the Office of Public Counsel filed a protest to the order approving the establishment of this regulatory asset treatment, contending that the order should be reversed or modified and to request a hearing on the protest. The Company’s Florida regulated business units reached a settlement with the Office of Public Counsel in June 2021. The settlement allowed the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units will amortize the amount over two years beginning January 1, 2022 and recover the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in annual additional gross margin of $1.0 million that will be offset by a corresponding amortization of regulatory asset expense for both 2022 and 2023.

Other major factors influencing gross margin

Weather Impact
Weather was not a significant factor in the third quarter. For the nine-month period, weather conditions accounted for $6.5 million of increased gross margin compared to the same period in 2020, primarily due to a 7.2 percent increase in HDDs and a return to pre-pandemic conditions that resulted in increased customer consumption. Assuming normal temperatures, as detailed below, gross margin would have been higher by $1.3 million. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three and nine months ended September 30, 2021 and 2020.
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	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
Delmarva Peninsula
Actual HDD	9	43	(34)	2,595	2,416	179
10-Year Average HDD ("Normal")	47	48	(1)	2,736	2,797	(61)
Variance from Normal	(38)	(5)		(141)	(381)
Florida
Actual HDD	1	2	(1)	573	412	161
10-Year Average HDD ("Normal")	1	—	1	550	613	(63)
Variance from Normal	—	2		23	(201)
Ohio
Actual HDD	41	86	(45)	3,489	3,383	106
10-Year Average HDD ("Normal")	78	79	(1)	3,660	3,691	(31)
Variance from Normal	(37)	7		(171)	(308)
Florida
Actual CDD	1,330	1,365	(35)	2,340	2,637	(297)
10-Year Average CDD ("Normal")	1,402	1,416	(14)	2,563	2,559	4
Variance from Normal	(72)	(51)		(223)	78

Natural Gas Distribution Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers (excluding acquisitions) and the conversion of customers from alternative fuel sources to natural gas service, generated $0.6 million and $2.2 million of additional margin for the three and nine months ended September 30, 2021, respectively. The average number of residential customers served on the Delmarva Peninsula increased 4.0 percent and 4.1 percent for the three and nine months ended September 30, 2021, while Florida customers increased by and 4.7 percent and 5.0 percent, for the three and nine months ended September 30, 2021, respectively. A larger percentage of the margin growth was generated from residential growth given the expansion of natural gas into new housing communities and conversions to natural gas as the Company's distribution infrastructure continues to build out. The Company anticipates continued customer growth as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is also increased load from new commercial and industrial customers. The details are provided in the following table:

	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer Growth:
Residential	$226	$208	$1,049	$788
Commercial and industrial	84	102	183	217
Total Customer Growth	$310	$310	$1,232	$1,005

Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $151.4 million for the nine months ended September 30, 2021. The following table shows a range of the forecasted 2021 capital expenditures by segment and by business line:
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	2021
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$76,000	$79,000
Natural gas transmission	58,000	63,000
Electric distribution	8,000	8,000
Total Regulated Energy	142,000	150,000
Unregulated Energy:
Propane distribution	11,000	12,000
Energy transmission	16,000	20,000
Other unregulated energy	13,000	15,000
Total Unregulated Energy	40,000	47,000
Other:
Corporate and other businesses	3,000	3,000
Total Other	3,000	3,000
Total 2021 Forecasted Capital Expenditures	$185,000	$200,000

The capital expenditure forecast is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 51 percent as of September 30, 2021.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to permanent long-term financing, or if the equity markets are more volatile. The Company currently maintains a multi-tranche $400.0 million syndicated revolving line of credit (the “Revolver”), with multiple participating lenders to meet its short-term borrowing needs. The two tranches of the facility consist of a $200.0 million 364-day short-term debt tranche and a $200.0 million five-year tranche, both of which have three (3) one-year extension options which can be authorized by our Chief Financial Officer. The Company is eligible to establish the repayment term for individual borrowings under the five year tranche of the facility and to the extent that an individual loan under the revolver exceeded 12 months, the outstanding balance would be classified as a component of long-term debt.

The 364-day tranche of the Revolver expires in August 2022 and the five-year tranche expires in August 2026; both tranches are available to provide funds for the Company's short-term cash needs to meet seasonal working capital requirements and to temporarily fund portions of the Company's capital expenditures. As of September 30, 2021, the pricing under the 364-day tranche of the Revolver does not include an unused commitment fee and maintains an interest rate of 0.70 percent over LIBOR. As of September 30, 2021, the pricing under the five-year tranche of the Revolver included an unused commitment fee of 0.09 percent and an interest rate of 0.95 percent over LIBOR. The Company's total available credit under the Revolver at September 30, 2021 was $203.4 million.

In the fourth quarter of 2020, the Company entered into two $30.0 million interest rate swaps with a notional amount of $60.0 million through September and December 2021 at a pricing of 0.205 and 0.20 percent, respectively. In February 2021, the Company entered into an additional interest rate swap with a notional amount of $40.0 million through December 2021 with pricing of 0.17 percent. The Company's short-term borrowing is based on the 30-day LIBOR rate. The interest rate swaps are cash settled monthly as the counter-party pays us the 30-day LIBOR rate less the fixed rate. At September 30, 2021, $70.0 million in interest rate swaps remain outstanding to manage interest rate fluctuations related to the Company's short-term debt.

In regards to long-term debt capital, on August 25, 2021, the Company entered into a Note Purchase Agreement with multiple lenders to issue $50.0 million in uncollateralized senior notes. Under the Note Agreement, the Company will issue the senior notes on January 25, 2022 at a rate of 2.49 percent for a 15-year term. These senior notes, when
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issued, will have similar covenants and default provisions as the existing senior notes, and will have an annual principal payment beginning in the sixth year after the issuance. The proceeds received from the issuances of the senior notes will be used to reduce short-term borrowings and to fund capital expenditures. In addition, on September 24, 2021, the Company entered into an Equipment Financing Agreement with Banc of America Leasing & Capital, LLC to issue $9.6 million in sustainability linked financing for the purchase of equipment by Marlin Gas Services. The equipment security note bears a 2.46 percent interest rate and has a term of ten years. Under the terms of the agreement, the Company granted a security interest in the equipment to the lender, to serve as collateral.

In terms of equity capital, the Company maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million. In the third and fourth quarters of 2020, the Company issued 1.0 million shares of common stock through its DRIP and the ATM programs and received net proceeds of approximately $83.0 million which were added to the Company's general funds and then used to pay down short-term borrowing. Through the third quarter of 2021, the Company issued less than 0.1 million shares of common stock through its DRIP program and received net proceeds of approximately $6.6 million which were added to the Company's general funds.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement. More information about financing activities is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's Third Quarter 2021 Form 10-Q.

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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating Revenues
Regulated Energy	$80,396	$82,762	$282,503	$259,235
Unregulated Energy and other	26,939	18,657	127,101	91,925
Total Operating Revenues	107,335	101,419	409,604	351,160
Operating Expenses
Regulated Energy cost of sales	15,294	16,271	72,785	67,490
Unregulated Energy and other cost of sales	12,072	5,640	55,578	30,250
Operations	34,075	34,959	109,886	105,516
Maintenance	4,267	3,717	12,568	11,695
Gain from settlement	—	—	—	(130)
Depreciation and amortization	15,798	18,293	46,460	42,793
Other taxes	5,716	5,133	18,039	16,028
Total operating expenses	87,222	84,013	315,316	273,642
Operating Income	20,113	17,406	94,288	77,518
Other income (expense), net	339	(40)	2,180	2,997
Interest charges	4,975	4,584	15,134	15,452
Income from Continuing Operations Before Income Taxes	15,477	12,782	81,334	65,063
Income Taxes on Continuing Operations	2,993	3,502	20,563	16,082
Income from Continuing Operations	12,484	9,280	60,771	48,981
Income (Loss) from Discontinued Operations, Net of Tax	(9)	(19)	(17)	165
Net Income	$12,475	$9,261	$60,754	$49,146
Weighted Average Common Shares Outstanding:
Basic	17,582,115	16,533,748	17,538,461	16,466,106
Diluted	17,659,643	16,592,842	17,610,158	16,523,200
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.71	$0.56	$3.46	$2.97
Earnings from Discontinued Operations	—	—	—	0.01
Basic Earnings Per Share of Common Stock	$0.71	$0.56	$3.46	$2.98

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.71	$0.56	$3.45	$2.96
Earnings from Discontinued Operations	—	—	—	0.01
Diluted Earnings Per Share of Common Stock	$0.71	$0.56	$3.45	$2.97
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24-24-24-24

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2021	December 31, 2020
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,688,938	$1,577,576
Unregulated Energy	324,083	300,647
Other businesses and eliminations	35,183	30,769
Total property, plant and equipment	2,048,204	1,908,992
Less: Accumulated depreciation and amortization	(405,263)	(368,743)
Plus: Construction work in progress	56,773	60,929
Net property, plant and equipment	1,699,714	1,601,178
Current Assets
Cash and cash equivalents	5,886	3,499
Trade and other receivables	47,570	61,675
Less: Allowance for credit losses	(2,980)	(4,785)
Trade and other receivables, net	44,590	56,890
Accrued revenue	11,318	21,527
Propane inventory, at average cost	6,917	5,906
Other inventory, at average cost	6,716	5,539
Regulatory assets	12,021	10,786
Storage gas prepayments	4,663	2,455
Income taxes receivable	12,702	12,885
Prepaid expenses	15,555	13,239
Derivative assets, at fair value	12,185	3,269
Other current assets	440	436
Total current assets	132,993	136,431
Deferred Charges and Other Assets
Goodwill	38,803	38,731
Other intangible assets, net	7,298	8,292
Investments, at fair value	11,490	10,776
Operating lease right-of-use assets	9,602	11,194
Regulatory assets	107,872	113,806
Receivables and other deferred charges	14,056	12,079
Total deferred charges and other assets	189,121	194,878
Total Assets	$2,021,828	$1,932,487

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25-25-25-25

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2021	December 31, 2020
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,560	8,499
Additional paid-in capital	361,066	348,482
Retained earnings	378,897	342,969
Accumulated other comprehensive income (loss)	2,439	(2,865)
Deferred compensation obligation	7,186	5,679
Treasury stock	(7,186)	(5,679)
Total stockholders' equity	750,962	697,085
Long-term debt, net of current maturities	505,459	508,499
Total capitalization	1,256,421	1,205,584
Current Liabilities
Current portion of long-term debt	16,206	13,600
Short-term borrowing	192,026	175,644
Accounts payable	53,026	60,253
Customer deposits and refunds	35,782	33,302
Accrued interest	4,783	2,905
Dividends payable	8,442	7,683
Accrued compensation	13,497	13,994
Regulatory liabilities	5,357	6,284
Derivative liabilities, at fair value	1,969	127
Other accrued liabilities	23,454	15,240
Total current liabilities	354,542	329,032
Deferred Credits and Other Liabilities
Deferred income taxes	225,448	205,388
Regulatory liabilities	143,164	142,736
Environmental liabilities	3,709	4,299
Other pension and benefit costs	28,113	30,673
Operating lease - liabilities	8,380	9,872
Deferred investment tax credits and other liabilities	2,051	4,903
Total deferred credits and other liabilities	410,865	397,871
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,021,828	$1,932,487
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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26-26-26-26

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2021				For the Three Months Ended September 30, 2020
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$6,891	$1,511	$5,889	$11,575	$6,722	$1,412	$5,749	$16,055
Commercial	6,060	1,917	5,553	10,218	5,321	1,517	4,983	11,642
Industrial	1,769	3,643	7,639	618	1,982	3,235	6,028	646
Other (1)	29	944	2,931	710	(45)	1,145	3,175	708
Total Operating Revenues	$14,749	$8,015	$22,012	$23,121	$13,980	$7,309	$19,935	$29,051

Volume (in Dts for natural gas and KWHs for electric)
Residential	224,510	63,778	249,830	95,004	210,787	56,754	243,255	101,555
Commercial	556,708	1,073,177	334,276	95,689	508,172	1,047,271	302,504	88,250
Industrial	1,366,112	7,060,313	1,168,458	1,851	1,144,210	5,999,386	1,080,078	1,596
Other	69,337	—	826,780	—	53,093	—	738,191	—
Total	2,216,667	8,197,268	2,579,344	192,544	1,916,262	7,103,411	2,364,028	191,401

Average Customers
Residential	87,685	18,625	63,324	25,408	84,343	17,930	60,353	25,104
Commercial	7,751	1,606	4,070	7,347	7,740	1,583	4,017	7,282
Industrial	209	16	2,531	2	204	16	2,494	2
Other	5	—	6	—	21	—	5	—
Total	95,650	20,247	69,931	32,757	92,308	19,529	66,869	32,388

	For the Nine Months Ended September 30, 2021				For the Nine Months Ended September 30, 2020
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution (2)	FPU Electric Distribution (2)
Operating Revenues (in thousands)
Residential	$56,616	$5,281	$26,607	$29,483	$49,472	$4,773	$23,857	$30,973
Commercial	28,833	6,018	20,726	26,295	23,190	4,791	17,811	25,716
Industrial	6,200	11,240	23,900	1,477	6,444	9,754	19,323	956
Other (1)	(4,156)	2,878	799	3,314	(4,534)	3,700	3,886	1,327
Total Operating Revenues	$87,493	$25,417	$72,032	$60,569	$74,572	$23,018	$64,877	$58,972

Volume (in Dts for natural gas and KWHs for electric)
Residential	3,557,168	295,564	1,242,872	238,458	2,867,349	269,273	1,136,539	235,283
Commercial	3,225,803	3,453,636	1,237,492	232,873	2,730,931	3,270,286	1,119,081	220,238
Industrial	4,495,793	21,687,034	3,676,442	8,691	3,667,782	21,015,935	3,466,115	13,978
Other	228,666	—	2,364,525	—	196,076	—	2,000,351	—
Total	11,507,430	25,436,234	8,521,331	480,022	9,462,138	24,555,494	7,722,086	469,499

Average Customers
Residential	87,211	18,622	62,640	25,351	83,752	17,784	59,638	24,983
Commercial	7,816	1,604	4,089	7,336	7,766	1,582	3,982	7,268
Industrial	209	16	2,507	2	203	16	2,511	2
Other	6	—	6	—	18	—	14	—
Total	95,242	20,242	69,242	32,689	91,739	19,382	66,145	32,253

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.
(2)Prior period numbers have been changed to confirm to current presentation